Exhibit 99.2

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Condensed Consolidated Financial Statements
(Unaudited)

As of September 30, 2025 and December 31, 2024, and
for the Nine Months Ended September 30, 2025 and 2024

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Index To Condensed Consolidated Financial Statements
(Unaudited)

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

(in thousands)	As of September 30, 2025	As of December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$34,420	$43,425
Fiduciary cash	78,231	119,900
Restricted cash	250	245
Commissions and fees receivable, net	45,416	45,216
Fiduciary receivables	75,371	97,837
Prepaid expenses and other current assets	10,065	11,889
Total current assets	243,753	318,512
Property and equipment, net	9,894	8,129
Intangible assets, net	25,307	28,442
Goodwill	20,199	20,199
Other assets	43,445	47,230
Total assets	$342,598	$422,512
Liabilities, Redeemable noncontrolling interest, and Members' Equity
Current liabilities:
Fiduciary liabilities	$153,602	$217,737
Accounts payable and accrued expenses	4,642	8,317
Commission and bonuses payable	32,640	41,454
Current portion of long-term debt	19,788	18,976
Other liabilities	10,611	13,128
Total current liabilities	221,283	299,612
Accrued stock based compensation	726,569	613,811
Long-term debt, net of issuance costs	107,550	124,591
Other long-term liabilities	19,133	20,659
Total liabilities	1,074,535	1,058,673
Commitments and contingencies (Note 12)
Redeemable noncontrolling interest	—	10,655
Redeemable members' interests	(735,028)	(649,571)
Noncontrolling interests in consolidated subsidiaries	3,091	2,755
Redeemable members' interests, redeemable noncontrolling interests, and noncontrolling interests	(731,937)	(636,161)
Total liabilities, redeemable members' interests, redeemable noncontrolling interests, and noncontrolling interests	$342,598	$422,512

The accompanying notes are an integral part of these consolidated financial statements.

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)

	Nine Months Ended September 30,
(in thousands)	2025	2024
Revenues	$216,107	$203,041
Operating expenses:
Commissions, salaries and benefits	307,152	257,052
Depreciation expense	946	594
Amortization expense	4,318	4,568
Other operating expense, net	35,153	28,077
Total operating expenses	347,569	290,291
Operating loss	(131,462)	(87,250)
Other expenses:
Interest expense, net	(7,991)	(6,754)
Other expense, net	(8,546)	(3,925)
Total other expenses	(16,537)	(10,679)
Loss from operations before income tax expense	(147,999)	(97,929)
Income tax expense	3,572	4,049
Net loss	(151,571)	(101,978)
Net loss (income) attributable to noncontrolling interests	3,879	(263)
Net loss attributable to Cobbs Allen Capital Holdings, LLC	$(147,692)	$(102,241)

The accompanying notes are an integral part of these consolidated financial statements.

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Condensed Consolidated Changes in Redeemable Members' Interests, Redeemable Noncontrolling Interests, and Noncontrolling Interests (Unaudited)

(in thousands)	Redeemable Noncontrolling Interest	Redeemable Members' Interests	Noncontrolling Interest	Total
As of December 31, 2023	$9,139	$(542,193)	$5,899	$(527,155)
Net income (loss)	(1,982)	(102,241)	2,245	(101,978)
Interests issued	101	50	—	151
Distributions to Members and Noncontrolling interest holders	—	(88)	(1,821)	(1,909)
Redemption of interests	—	(30)	(351)	(381)
Noncash exchange of Noncontrolling interests	—	3,232	(3,232)	—
As of September 30, 2024	$7,258	$(641,270)	$2,740	$(631,272)

(in thousands)	Redeemable Noncontrolling Interest	Redeemable Members' Interests and accumulated deficit	Noncontrolling Interest	Total
As of December 31, 2024	$10,655	$(649,571)	$2,755	$(636,161)
Net income (loss)	(4,215)	(147,692)	336	(151,571)
Interests issued	50	58,956	—	59,006
Distributions to Members and Noncontrolling interest holders	(1,916)	(69)	—	(1,985)
Redemption of interests	—	(1,226)	—	(1,226)
Noncash exchange of Noncontrolling interests	(4,574)	4,574	—	—
As of September 30, 2025	$—	$(735,028)	$3,091	$(731,937)

The accompanying notes are an integral part of these consolidated financial statements.

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
(in thousands)	2025	2024
Cash flows from operating activities:
Net loss	$(151,571)	$(101,978)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	946	594
Amortization expense	4,318	4,568
Stock-based compensation	144,779	107,170
Amortization of debt issuance costs	73	39
Employee loan forgiveness	3,966	2,955
Income from equity method investments	(408)	(564)
Distributed earnings from equity method investments	408	225
Other	(58)	(2,766)
Changes in operating assets and liabilities:
Commissions and fees receivable, net	(22,684)	(17,267)
Prepaid expenses and other current assets	(2,467)	(6,282)
Commissions payable and bonus payables	(8,814)	7,243
Accounts payable and accrued expenses	61,170	(34,306)
Redemptions of liability classified membership units	(15,528)	(40,310)
Other liabilities	(3,969)	715
Net cash provided by (used in) operating activities	10,161	(79,964)
Cash flows from investing activities:
Purchases of property and equipment	(2,711)	(4,174)
Purchases of subordinated notes	(8,106)	—
Purchase of intangible assets	(1,183)	(2,240)
Purchase of equity method investments	(137)	(9)
Proceeds from the sale of fixed assets	301	333
Proceeds from sale of equity method investment	3,100	—
Return of invested capital from equity method investments	340	—
Acquisition	—	9,608
Repayment from subordinated notes	8,208	2,850
Net cash (used in) provided by investing activities	(188)	6,368

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
(in thousands)	2025	2024
Cash flows from financing activities:
Redemptions of redeemable members interest	(1,226)	(30)
Noncontrolling interest redemptions	—	(351)
Distributions to members and noncontrolling interest holders	(1,985)	(1,909)
Proceeds from sales of noncontrolling interests in consolidated subsidiaries	50	76
Member contributions	30,129	50
Repayments of long-term debt	(40,628)	(11,942)
Payment of debt issuance costs	(117)	(75)
Proceeds from long-term debt	36,086	42,014
Purchase of interest rate caps	—	(743)
Cash received on interest rate caps	388	819
Change in fiduciary cash	(83,339)	62,965
Net cash (used in) provided by financing activities	(60,642)	90,874
Net (decrease) increase in cash and cash equivalents and restricted cash inclusive of fiduciary cash	(50,669)	17,278
Cash and cash equivalents and restricted cash inclusive of fiduciary cash:
Beginning of year	163,570	125,870
End of year	$112,901	$143,148

Supplemental disclosure of cash flow information:
Cash paid for interest	$9,019	$5,100
Cash paid for taxes	1,200	4,171
Supplemental schedule of noncash investing and financing activities:
Increase in unitholder note payable for purchase of units	$16,493	$38,264
Right-of-use assets obtained in exchange for operating lease liabilities	2,723	966
Noncash exchange of subsidiary economic interest for units	4,574	3,232
Decrease in shareholder note payable for purchase of units	28,136	—
Reduction of accrued interest for purchase of units	692	—
Noncash exchange of unitholder loan for units	—	1,275
Reconciliation of cash and cash equivalents and restricted cash inclusive of fiduciary cash

Cash and cash equivalents per consolidated balance sheet	$34,420	$28,247
Restricted cash per consolidated balance sheet	250	—
Fiduciary cash per the consolidated balance sheet	78,231	114,902
Cash and cash equivalents and restricted cash inclusive of fiduciary cash at end of period per consolidated statements of cash flows	$112,901	$143,149

The accompanying notes are an integral part of these consolidated financial statements.

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)

1. Business And Basis Of Presentation
Description of Business
Cobbs Allen Capital Holdings, LLC (the “Company”) was formed as a limited liability company under the laws of the State of Delaware on November 17, 2022 as part of a plan to reorganize and consolidate CAH Holdings, Inc. (“CAH” or “Cobbs Allen & Hall”) and CAC Holdings, LLC (“CAC” or “Cobbs Allen Capital”) under common ownership. The consolidation of these entities was accounted for as a transaction between entities under common control. Accordingly, the assets and liabilities of the predecessor entities were combined and are presented at their historical carrying amounts in these condensed consolidated financial statements.
The Company is a diversified financial services organization that offers specialty insurance brokerage, structured insurance solutions, and related advisory services to clients across the United States.
Basis of Financial Statement Preparation and Principles of Consolidation
The accompanying unaudited condensed consolidated financial statements and notes contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of its financial position as of September 30, 2025, and its results of operations for the three months and nine months ended September 30, 2025, and 2024, and cash flows for the nine months ended September 30, 2025, and 2024. The condensed balance sheet at December 31, 2024, was derived from audited annual financial statements but does not contain all of the footnote disclosures from the annual financial statements.
The unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes included in the audited annual consolidated financial statements for the years ended December 31, 2024 and 2023.
ASC Topic 810, Consolidation (“ASC 810”) requires that if an enterprise is the primary beneficiary of a VIE, the assets, liabilities, and results of operations of the variable interest entity should be included in the condensed consolidated financial statements of the enterprise. Refer to Note 4. Variable Interest Entities for additional information regarding the Company’s variable interest entities.
For consolidated subsidiaries that are less than wholly owned, the third-party holdings of equity interests are referred to as noncontrolling interests. The portion of net income or loss attributable to noncontrolling interests is presented on the condensed consolidated statements of operations, and the portion of members’ equity of such subsidiaries is presented as a noncontrolling interest on the condensed consolidated balance sheets.
Use of Estimates
The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates underlying the accompanying condensed consolidated financial statements include the application of guidance for revenue recognition, and impairment of long-lived assets and goodwill.
2. Summary of Significant Accounting Policies
Our significant accounting policies are detailed in Note 2. Summary of Significant Accounting Policies of the audited annual consolidated financial statements for the year ended December 31, 2024. There have been no changes to our significant accounting policies during the nine months ended September 30, 2025.
Commissions, and Fees Receivable, Net
Commissions and fees receivable, net represent commissions, fees and contingent revenues due to the Company for its services, including contract assets. Fees receivable represent consulting fees, service fees and other related amounts due from clients in service transactions. Contract assets arise when the Company recognizes revenue for amounts that have been earned but not yet billed, primarily related to direct bill commission accruals.

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)

Commissions and fees receivable, net are reported net of allowances for estimated policy cancellations. The allowance for estimated policy cancellations was $0.3 million and $0.6 million at September 30, 2025 and December 31, 2024, respectively, which represents a reserve for future reversals in commission and fee revenues related to the potential cancellation of client insurance policies that were in force as of each year end. The allowance for estimated policy cancellations is established through a charge to revenues. Additionally, the Company recognizes an allowance for credit losses that reflects the Company's estimate of expected credit losses. The allowance for expected credit losses was $0.5 million and $0.5 million at September 30, 2025 and December 31, 2024, respectively. The expense for expected credit loss was $0.3 million for the nine months ended September 30, 2025 and immaterial for the nine months ended September 30, 2024, which is a component of other operating expenses, net within the condensed consolidated statements of operations.
Subordinated Notes
As of September 30, 2025 and December 31, 2024, the Company held investments in subordinated notes of $4.9 million and $5.0 million, respectively. Interest income from subordinated notes was approximately $0.6 million for each of the nine months ended September 30, 2025 and 2024, which is presented in revenue on the condensed consolidated statements of operations. Accrued interest income is presented as a component of prepaid expenses and other current assets within the consolidated balance sheets and was $0.6 million as of September 30, 2025.
The Company evaluates its subordinated notes for credit losses at each reporting period. The Company monitors the credit quality of its subordinated notes by reviewing the financial performance of the underlying investments and considering the seniority of the notes in the capital structure. As of September 30, 2025 and December 31, 2024, the Company has not identified any credit losses on its outstanding subordinated Notes.
Employee Loans
The Company has notes and salary advances receivable from employees and members. A portion of the notes receivable are forgivable over the specified term of the note, typically three to four years, unless the employee is voluntarily or involuntarily terminated during the term of the agreement. The forgivable notes are amortized over the term of the agreement as a component of commissions, salaries and benefits in the condensed consolidated statements of operations. As of September 30, 2025 and December 31, 2024, the Company had employee loans with short-term balances of $7.7 million and $6.8 million respectively, which are included in prepaid and other current assets within the condensed consolidated balance sheets. As of September 30, 2025 and December 31, 2024, the Company had employee loans with long-term balances of $3.9 million and $4.5 million respectively, which are included in other assets within the condensed consolidated balance sheets.
Company-Owned Life Insurance
The Company owns life insurance policies on members and employees of the Company ("COLI"). These policies are recorded at their cash surrender value or the amount that can be realized as of the Company's reporting date. Certain of the Company's policies are indexed to the performance of the Standard & Poor's 500 and are designed with a guaranteed minimum return feature that prevents losses. Cash paid for premiums and cash settlement proceeds are classified as investing activities in the condensed consolidated statements of cash flows as proceeds are expected to exceed amounts necessary to replace income or to fund employee benefits. As of September 30, 2025 and December 31, 2024, the Company had $4.6 million and $4.3 million of COLI, respectively, which are included in other assets within the condensed consolidated balance sheets.
Equity Method Investments
The Company holds equity method investments in entities in which it has deemed to have significant influence over the operating and financial policies of the investee. These investments are accounted for using the equity method of accounting in accordance with ASC 323, Investments-Equity Method and Joint Ventures. Under the equity method of accounting, investments, which are included as a component of other assets on the consolidated balance sheets, are initially recorded at cost and subsequently adjusted for the Company's proportionate share of the investee's earnings or losses, distributions received from the investee, and other comprehensive income of the investee. The income or loss from equity method investments is included as a component of other expense, net in the condensed consolidated statements of operations.

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)

As of September 30, 2025 and December 31, 2024, the Company held equity method investments of $0.6 million and $3.8 million, respectively, which are included in other assets within the condensed consolidated balance sheets. During 2025, the Company sold its 20% ownership stake in Next Chapter Associates, LLC for $3.1 million.
Advertising Expense
The Company expenses advertising costs as they are incurred. During the nine months ended September 30, 2025 and 2024, the Company incurred advertising expenses of $1.1 million and $1.7 million, respectively, which is included in other operating expenses, net in the condensed consolidated statements of operations.
Recently Issued Accounting Standards
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740) – Improvements to Income Tax Disclosures, which includes amendments that further enhance tax disclosures, primarily related to the rate reconciliation and required disclosure of income taxes paid by jurisdiction. This ASU is effective for for fiscal years beginning after December 15, 2024. The Company is still assessing the effect of this update on the consolidated financial statements and related disclosures.
In November 2024, the FASB issued ASU 2024-03: Disaggregation of Income Statement Expenses, which requires disclosures about the nature of expenses presented on the face of the income statement. The guidance is effective for annual periods beginning after December 15, 2026 and interim periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of this guidance on the disclosures in the consolidated financial statements.
The Company has assessed other accounting pronouncements issued or effective through the issuance date of these consolidated financial statements and for the nine months ended September 30, 2025, and deemed they were not applicable to the Company or are not anticipated to have a material effect on the consolidated financial statements.
3. Revenue Recognition
The following table presents revenues disaggregated by revenue stream:

	Nine Months Ended September 30,
(in thousands)	2025	2024
Commissions	$159,140	$150,557
Fees	42,124	40,619
Contingent and supplemental commissions	10,278	7,192
Investment income (1)	3,906	4,091
Other income (2)	660	582
Total revenue	$216,107	$203,041
__________
(1)     Investment income primarily represents interest earnings on cash held in a fiduciary capacity and interest income on subordinated notes.
(2)     Other income primarily consists of referral income from premium finance partners.
Contract assets and liabilities
Contract assets arise when the Company recognizes revenue for amounts that have been earned but not yet billed, primarily related to direct bill commission accruals. Contract liabilities represent amounts billed or received in advance of the Company’s performance obligations and are recognized as revenue when the related services are provided.
The balances of contract assets and liabilities arising from contracts with customers were as follows:

(in thousands)	As of September 30, 2025	As of December 31, 2024
Contract assets	$33,300	$35,319
Contract liabilities	$7,170	$10,062

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)

Contract assets are reflected in commissions and fees receivable, net on the condensed consolidated balance sheets. Contract liabilities are reflected in other liabilities on the condensed consolidated balance sheets as they will be recognized within one year. During the nine months ended September 30, 2025 and 2024, the Company recognized revenue of $9.7 million and $6.2 million related to the contract liabilities balance at December 31, 2024 and 2023, respectively.
Deferred commission expense
Deferred commission expense represents producer commissions that are capitalized and not yet expensed and are included in other assets on the condensed consolidated balance sheets and amortized through commissions expense, employee compensation, and benefits in the condensed consolidated statements of operations. Deferred commission expense as of September 30, 2025 and December 31, 2024 was $9.5 million and $7.6 million, respectively. The Company recorded related amortization expense of $1.4 million and $0.9 million for the nine months ended September 30, 2025 and 2024, respectively.
4. Variable Interest Entities
ASC 810 requires a reporting entity to consolidate a VIE when the reporting entity has a variable interest or combination of variable interests that provide the entity with a controlling financial interest in the VIE. A reporting entity is considered to have a controlling financial interest in a VIE if it has (i) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance, and (ii) the obligation to absorb the losses of, or the right to receive benefits from, the VIE that could potentially be significant to the VIE. As of September 30, 2025, the Company is the primary beneficiary of one consolidated VIE for which it does not hold a majority voting interest: Dorset Peak Investments, LLC ("DP Investments").
DP Investments was formed to engage in risk management consulting and insurance due diligence services. Its primary activities include sourcing and structuring specialized insurance solutions for clients. DP Investments is a VIE as it does not have sufficient equity to finance its activities without additional subordinated financial support. Assets of DP Investments are restricted for use and are not available to settle obligations of other entities within the Company.
As of September 30, 2025, DP Investments had total assets of $21.8 million and total liabilities of $4.0 million included in the condensed consolidated balance sheets.
For the period ended September 30, 2025, DP Investments had total revenues of $6.0 million and net income of $1.1 million included in the condensed consolidated statements of operations.
DP Investments is financed through its own operations and a senior secured term loan from a third party bank. The Company has provided a limited guarantee on this term loan, as further described in Note 8. Long-Term Debt, Net of Issuance Costs.
The Company's maximum exposure to loss as a result of its involvement with these VIEs is primarily limited to its equity investments in, and any outstanding loans and financial guarantees provided to the VIEs. As of September 30, 2025, the Company’s maximum exposure to loss related to its consolidated VIEs was approximately $17.8 million, representing the net assets of the VIEs recorded on its condensed consolidated balance sheets.

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)

5. Fair Value Measurement
Recurring Measurements
The following table summarizes the Company’s assets and liabilities measured at fair value on a recurring basis within each level of the fair value hierarchy:

	Level 3
(in thousands)	As of September 30, 2025	As of December 31, 2024
Assets:
Interest rate caps	$208	$946
Marketable securities	389	393
Total assets measured at fair value	$597	$1,339

Liabilities:
Contingent consideration	$450	$1,800
Total liabilities measured at fair value	$450	$1,800
The fair value of the interest rate caps were obtained from the Company’s financial institution's derivative team that sold the initial instrument. The financial institutions price the caps using active bids (when available) and when bids are not available, a valuation methodology that discounts the future expected receipts that would occur if variable interest rates rose above the strike rates of the caps. Management compared the value derived from the financial institution to expected cash receipts based on current market conditions and accepted the value provided without adjustment.
Marketable securities are carried at fair values primarily obtained from outside financial institutions. There is no actively traded market for these investments.
The following table includes a rollforward of assets classified by the Company within Level 3 of the valuation hierarchy for the periods presented:

(in thousands)	Interest rate caps	Marketable securities
Balance as of December 31, 2023	$995	$411
Additions	743	—
Change in fair value	(792)	2
Balance as of September 30, 2024	$818	$413

(in thousands)	Interest rate caps	Marketable securities
Balance as of December 31, 2024	$946	$393
Change in fair value	(738)	(4)
Balance as of September 30, 2025	$208	$389
Changes in the fair value of contingent consideration during the periods presented were as follows:

(in thousands)	Contingent Consideration
Fair value as of December 31, 2023	$2,000
Acquisition date fair value	450
Fair value as of September 30, 2024	$2,450

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)

(in thousands)	Contingent Consideration
Fair value of contingent consideration as of December 31, 2024	$1,800
Changes in fair value of contingent consideration	(1,350)
Fair value of contingent consideration as of September 30, 2025	$450
Methodologies used for liabilities measured at fair value on a recurring basis within Level 3 of the fair value hierarchy at September 30, 2025 and December 31, 2024 are based on limited unobservable inputs. These methods may produce a fair value calculation that may not be indicative of the net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
The Company measures the contingent consideration liabilities at fair value at each reporting period using significant unobservable inputs classified within Level 3 of the fair value hierarchy. The Company values their contingent consideration liabilities using a probability weighted value analysis or a Monte Carlo simulation.
The Company uses a probability weighted value analysis as a valuation technique to convert future estimated cash flows to a single present value amount. The significant unobservable inputs used in the fair value measurements are projections of operating results and projections of market multiples over the earnout period, and the probability outcome percentages assigned to each scenario. Significant increases or decreases to either of these inputs would result in a significantly higher or lower liability. Ultimately, the liability will be equivalent to the amount settled, and the difference between the fair value estimate and amount settled will be recorded in earnings.
The Company uses the Monte Carlo simulation under a risk-neutral framework to simulate the present value of the contingent consideration payment for 50,000 iterations. The Company simulated future EBITDA and discounted the forecasted EBITDA at a risk-adjusted discount rate and used the present value of EBITDA as a starting point in the simulation. For each simulation path, the Company calculated the contingent consideration payment as of the Acquisition Date and then discounted the simulated payment at the Company’s estimated cost of debt. The Company estimated the fair value of the contingent consideration as the average present value of the simulated contingent consideration payment over all simulated paths.
For the nine months ended September 30, 2025 and 2024, the Company recognized a gain of $1.4 million and $1.9 million, respectively, due to change in the fair value of contingent consideration. This change in fair value was primarily due to adverse changes expectations of the operating results of an acquired subsidiary. The Company did not make payments related to its contingent consideration liabilities during the nine months ended September 30, 2025 or September 30, 2024.
The Company’s policy is to recognize transfers between fair value hierarchy levels at the end of the reporting period; no such transfers occurred in 2025 or 2024.
Financial Instruments Not Measured at Fair Value
The Company carries long-term debt at amortized cost, which approximates fair value as its long-term debt primarily bears variable interest rates.

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)

6. Property and Equipment, Net
Property and equipment, net consists of the following:

(in thousands)	As of September 30, 2025	As of December 31, 2024
Leasehold improvements	$5,795	$4,003
Office equipment	4,459	4,110
Furniture and fixtures	3,103	2,806
Construction-in-process	3,024	2,812
Airplane	800	800
Automobiles	634	573
Total	17,815	15,104
Less: Accumulated depreciation	(7,921)	(6,975)
	$9,894	$8,129
7. Intangible Assets, Net and Goodwill
Intangible assets consist of the following:

	September 30, 2025			December 31, 2024
(in thousands)	Carrying Value	Accumulated Amortization	Net Carrying Value	Carrying Value	Accumulated Amortization	Net Carrying Value
Amortizable intangible assets:
Customer relationships	$22,052	$(7,149)	$14,903	$21,900	$(6,185)	$15,715
Capitalized software	19,443	(13,359)	6,084	18,410	(10,757)	7,653
Non-compete agreements	5,025	(3,118)	1,907	5,025	(2,364)	2,661
Total amortizable intangible assets	46,520	(23,626)	22,894	45,335	(19,306)	26,029
Indefinite lived intangible assets - Trade names	2,413	—	2,413	2,413	—	2,413
Total intangible assets	$48,933	$(23,626)	$25,307	$47,748	$(19,306)	$28,442
There were no changes in the carrying value of goodwill for the nine months ended September 30, 2025.
8. Long-Term Debt, Net of Issuance Costs
As of September 30, long-term debt, net of issuance costs consists of the following:

(in thousands)	As of September 30, 2025	As of December 31, 2024
Term loan – Lake Forest, variable interest rate (6.82% and 7.07% as of September 30, 2025 and December 31, 2024, respectively) due quarterly, balloon as of maturity of December 2027, secured by substantially all assets of the Company	$62,494	$70,052
Term loan – Lake Forest, variable interest rate (6.82% as of September 30, 2025) due quarterly, balloon as of maturity of December 2027, secured by substantially all assets of the Company	24,531	—
Term loan – Lake Forest, variable interest rate (6.82% and 7.07% as of September 30, 2025 and December 31, 2024, respectively) due quarterly, balloon as of maturity of December 2027, secured by substantially all assets of the Company	13,983	14,625
Revolving loan – Lake Forest, variable interest rate (7.07% as of December 31, 2024), maturity of December 2026, secured by substantially all assets of the Company	—	8,914

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)

Term loan – MVB Bank, fixed interest rate of 6.51% as of September 30, 2025 and December 31, 2024 and required curtailments due quarterly, maturity of July 2027, secured by substantially all assets of DP Investments and limited guarantee by CAC Holdings, LLC	3,866	4,533
Note payable – 7.5% prime interest rate as of December 31, 2024, maturity of April 2028, unsecured	—	37,515
Note payable – 7.25% and 7.5% prime interest rate as of September 30, 2025 and December 31, 2024, respectively, maturity of April 2027, unsecured	3,401	5,101
Note payable – 7.25% and 7.5% prime interest rate as of September 30, 2025 and December 31, 2024, respectively, maturity of September 2028, unsecured	639	852
Note payable – 7.25% and 7.5% prime interest rate as of September 30, 2025 and December 31, 2024, respectively, maturity of January 2028, unsecured	562	562
Notes payable – 7.25% prime interest rate as of September 30, 2025, maturity of July 2029, unsecured	8,036	—
Notes payable – 7.25% prime interest rate as of September 30, 2025, maturity of August 2029, unsecured	8,456	—
Note payable – Lake Forest, fixed interest rate of 6.3%, maturity of November 2029, secured by cash surrender value of life insurance policies	1,621	1,621
Total	127,589	143,775
Less: Debt issuance costs, net	251	208
Less: Current portion	19,788	18,976
Long-term debt, net of issuance costs	$107,550	$124,591
Future maturities of long-term debt are as follows (in thousands):

Remaining 2025	$6,275
2026	16,234
2027	95,000
2028	4,336
2029	5,744
Total	$127,589
The Company is party to a credit agreement with Lake Forest Bank & Trust, N.A. which provides senior secured credit facilities in an aggregate principal amount of $150.7 million (the “Lake Forest Credit Agreement”), which consist of (i) a term loan facility in the principal amount of $45.9 million maturing December 31, 2027 (the “Lake Forest Term Loan”); (ii) a delayed draw term loan with commitments in aggregate of $29.8 million maturing December 31, 2027; (iii) a delayed draw term loan with commitments in aggregate of $15.0 million maturing December 31, 2027; (iv) a delayed draw term loan with commitments in aggregate of $25.0 million maturing December 31, 2027 and (v) a revolving credit facility with commitments in an aggregate principal amount of $35.0 million maturing December 31, 2026 (the “Revolving Facility”). On June 30, 2025, the Company amended its credit agreement with Lake Forest Bank & Trust, N.A. to refresh our incremental term loan advance of $25.0 million, and amended certain definitions related to adjusted EBITDA, asset dispositions, leverage ratios, and mandatory repayment provisions.
The Lake Forest Credit Agreement is secured by substantially all assets of the Company. The Company is subject to certain restrictive financial covenants related to the Lake Forest Credit Agreement. The Company was in compliance with these covenants as of September 30, 2025 and December 31, 2024.
The Company provides a limited guarantee for its consolidated subsidiary, DP Investments, on a senior secured term loan in an aggregate principal amount of $6.6 million maturing July 1, 2027 (the “MVB Term Loan”). The maximum potential amount of future payments under the guarantee is $3.9 million and $4.5 million as of September 30, 2025 and December 31, 2024, respectively, and the duration of the guarantee extends through July 1, 2027. The Company’s exposure to loss in connection with this guarantee is limited by a financial guaranty insurance policy with an aggregate policy limit for the full amount of original principal of $6.6 million.

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)

DP Investments is subject to certain restrictive financial covenants related to the MVB Term Loan. DP Investments was in compliance with these covenants as of September 30, 2025 and December 31, 2024.
In certain cases, the Company issues notes payable to its members upon redemption of their members' interests or noncontrolling interests. These notes are payable in four equal installments ending throughout 2028 and 2029.
9. Income Taxes
The provision for income taxes for the nine months ended September 30, 2025 and 2024 was $3.6 million and $4.0 million respectively, and the effective tax rate for the periods was (2.41%) and (4.13%), respectively. The difference between the Company's effective tax rate for 2025 and the US statutory rate of 21% is due to losses not attributed to the corporate taxpayer. These losses are due to periodic fair value remeasurement of liability classified stock-based compensation.
10. Stock-based Compensation
The Company has granted and may grant Common Units as capital interests or profits interests to employees, consultants, vendors, or strategic partners (“Participants”) in connection with their service to the Company (“Service Provider Units”). The issuance of all Service Provider Units is governed by the Company’s Limited Liability Company Agreement (the “LLC Agreement”). The LLC Agreement provides that the Company can issue Service Provider Units during any calendar year in an amount that results in up to 6% dilution of the existing members without board approval, subject to certain other limitations.
Membership Units
Total stock-based compensation expense related to vested Membership Units for the nine months ended September 30, 2025 and 2024 was $145.5 million and $112.4 million, respectively, and is included in commissions, employee compensation, and benefits on the condensed consolidated statements of operations.
2023 PIU Awards
The Company has not recognized any stock-based compensation expense related to the vested 2023 PIUs for the nine months ended September 30, 2025 or 2024.
2025 PIU Awards
The Company entered into Service Provider Profit Interest Unit Agreements (the “2025 SPU Agreements”) effective September 30, 2025 to grant profits interest Service Provider Units as compensation to its key employees and board members (collectively, the “2025 PIU Participants”). These awards, referred to as profits interest units (“2025 PIUs”), represent an ownership and beneficial interest in the Company. The 2025 PIUs are subject to a two-year service-based vesting period. In addition to a two-year service condition, these awards contain a market condition tied to the Company’s growth in 2025. The final number of units issued to 2025 PIU Participants will be adjusted on January 1, 2026, based on a pre-determined formula. In the event of a distribution prior to January 1, 2026, the aggregate value of the distribution for the 2025 PIUs will be capped at $45.0 million. In the event of termination of employment within two years of the grant date, all unvested units are forfeited by the 2025 PIU Participant. The vesting of all outstanding 2025 PIUs is fully accelerated upon the occurrence of a change in control.
The 2025 PIUs are accounted for as liability-classified awards as the risks and rewards of ownership are not transferred to the 2025 PIU Participants. Share-based compensation for the 2025 PIUs is recognized ratably over the vesting period of the respective awards. The Company recognizes share-based compensation expense for the awards net of actual forfeitures.
The Company granted 13,060 2025 PIUs on September 30, 2025. As of September 30, 2025, none of the 2025 PIUs were vested, forfeited, or repurchased. The weighted-average grant date fair value of the 2025 PIUs was $953. Unrecognized compensation cost related to unvested 2025 PIUs at September 30, 2025 is $12.4 million, which is expected to be recognized over a weighted-average period of 2 years.

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)

The fair value of the 2025 PIUs was estimated at September 30, 2025 using an option-pricing model based on the following assumptions:

Nine Months Ended September 30, 2025
Expected volatility	25.00%
Risk-free interest rate	3.57%
Expected term - in years	2.25
Discount for lack of marketability	7.50%
11. Redeemable Members' Interests and Noncontrolling Interests
Redeemable Members' Interests
At September 30, 2025 and December 31, 2024, redeemable members’ interests included Common Units. Members holding Common Units generally do not hold voting rights except with respect to matters expressly reserved for within the Company's Amended and Restated Limited Liability Agreement. Management of the Company is vested in the Board of Managers, which has full and complete power and authority to manage and control the business. The Board of Managers consists of 9 managers who are appointed by a Nominating Committee and approved by the previous Board of Managers on an annual basis.
All of the Company's membership interests are held by employees. These interests were purchased by the Company's employees at fair value, and are redeemable by the employees at their option under certain termination scenarios for the fair value as determined at the most recent valuation date. Redemptions are payable in cash or a combination of cash and notes payable.
As of September 30, 2025 and December 31, 2024, there were 29,728 and 5,840 units issued and outstanding, respectively. All of the units are subject to possible redemption and have been classified as Redeemable members' interests. As of September 30, 2025 and December 31, 2024, the membership interests were not considered probable of becoming redeemable. As such, the carrying value of the membership interests have not been adjusted to their redemption amounts.
Noncontrolling Interests
For consolidated subsidiaries that are less than wholly owned, the third-party holdings of equity interests are referred to as noncontrolling interests, and the portion of members’ equity of such subsidiaries is presented as noncontrolling interests on the condensed consolidated balance sheets.
The Company acquired additional nonvoting economic interest of 16% in its consolidated subsidiary, DP Investments, in exchange for issuing membership units of the Company during the nine months ended September 30, 2024. As the Company retained its controlling financial interest in DP Investments, these transactions were accounted for as equity transactions. No additional noneconomic voting interest was acquired during the nine months ended September 30, 2025.
Redeemable Noncontrolling Interests
Certain of the Company's noncontrolling interests are held by employees of the consolidated subsidiary. These interests were purchased by the Company's employees at fair value, and are redeemable by the employees at their option under certain termination scenarios for the fair value as determined at the most recent valuation date. Redemptions are payable in cash or a combination of cash and notes payable.
As of December 31, 2024, the redeemable noncontrolling interests were not considered probable of becoming redeemable. As such, the carrying value of the redeemable noncontrolling interests have not been adjusted to their redemption amounts. During the nine months ended September 30, 2025, the Company redeemed all of the outstanding redeemable noncontrolling units for a combination of cash and redeemable members' interests pursuant to newly negotiated redemption terms.

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)

12. Commitments And Contingencies
The Company is involved in various lawsuits in the normal course of business. Accordingly, management believes adequate provision for any contingent liabilities in excess of amounts covered by insurance has been made in the accompanying condensed consolidated financial statements.
Management cannot predict the outcome of the lawsuits or estimate the amount of any loss that may result. Management believes that losses resulting from these matters, if any, may be covered under the Company’s liability insurance policy and will not have a material effect on the financial position of the Company.
13. Related Party Transactions
The Company leases its Birmingham, Alabama office building from a company owned by members of the Company's management. This lease extends until 2030. Rent expense under the lease was $0.4 million for the nine months ended September 30, 2025 and 2024, which represents current negotiated market rates for the respective periods.
14. Subsequent Events
On October 1, 2025, the Company received an additional 16% nonvoting economic interest in DP Investments in exchange for membership units of the Company. As a result, the Company holds a 100% economic interest in DP Investments.
On October 1, 2025, the Company disposed of an equity method investment for total consideration of $0.9 million.
On October 7, 2025, DP Investments repaid their outstanding long-term debt held with MVB bank totaling $3.9 million.
On October 28, 2025, the Company redeemed $20.7 million of its Common Units for $5.2 million in cash and $15.5 million in a note payable. The note bears interest at the prime rate published in the Wall Street Journal and will mature on October 28, 2029.
On December 2, 2025, the Company entered into a definitive agreement to sell its business to the Baldwin Insurance Group, Inc. (the “Buyer”). The aggregate purchase price is $1,026.0 million, subject to customary adjustments for cash, indebtedness, working capital, and transaction expenses. The transaction is expected to close in the first quarter of 2026, subject to customary closing conditions and regulatory approval. Upon closing, the Membership Units, 2023 PIUs, and 2025 PIUs will be settled either in cash or a combination of cash and shares of the Buyer. At that time, the Company will accelerate any unrecognized compensation expense equal to the incremental value associated with the stock-based compensation awards, if any.
Management has evaluated subsequent events through December 15, 2025, the date the financial statements were available to be issued. Based on this evaluation, management determined that no other subsequent events occurred that would require adjustment to, or disclosure in, these financial statements.